Exhibit 99.1

Autobytel Reports 2013 Second Quarter Financial Results

 – Generates Highest Second-Quarter Revenue in Five Years –
– Improves Profit by 67% Year-Over-Year on 13% Revenue Increase –

IRVINE, Calif. (August 1, 2013) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer leads and marketing resources for the automotive industry, today announced improved financial results for the second quarter ended June 30, 2013, including net income growth of 67% on 13% revenue growth, compared with last year's second quarter.

"Our ongoing emphasis on growing revenues, coupled with strong automotive market conditions, resulted in Autobytel's highest second-quarter sales in five years," said Jeffrey H. Coats, President and Chief Executive Officer.  "Autobytel's independently verified high sales conversion rates for the leads we sell have been a game-changer for us and our sector.  With robust demand from both the retail and wholesale channels, we remain confident in our ability to continue generating improved financial results."

Total revenues for the second quarter of 2013 increased to $17.8 million from $15.7 million last year.  Revenues generated from automotive leads, the company's core business, rose nearly 16% to $15.3 million for the 2013 second quarter, up from $13.2 million for last year's second quarter, principally reflecting strong ongoing demand from automotive dealers (retail) and manufacturers (wholesale).  Total retail revenues grew approximately 9%, and total wholesale revenues increased 21% for the second quarter of 2013, compared with the second quarter of 2012.  The number of dealerships purchasing leads from Autobytel grew by over 70 from the first quarter of 2013.

Gross profit grew 10% for the 2013 second quarter to $7.0 million, or 39.1% of total revenues, from $6.3 million, or 40.3% of total revenues, last year.  Gross profit was $6.6 million, or 36.1% of total revenues, for the 2013 first quarter.  Autobytel's longer-term gross margin target remains above 40%.

Total operating expenses were $6.4 million, or 36.0% of revenues, for the second quarter of 2013, compared with $6.0 million, or 38.1% of revenues, for the second quarter last year.

Net income for the 2013 second quarter improved to $386,000, or $0.04 per diluted share, based on 9.1 million diluted average weighted shares outstanding.  Net income for the 2012 second quarter was $231,000, or $0.02 per diluted share, based on 9.3 million diluted average weighted shares outstanding.  Per share amounts reflect a 1-for-5 reverse stock split effected on July 11, 2012.

EBITDA for the second quarter of 2013 rose to $1.1 million, from $922,000 last year.  Cash net income was $1.1 million, or $0.12 per diluted share, for the second quarter of 2013, versus $960,000, or $0.10 per diluted share, for last year's second quarter.

Six-Month Results
For the six months ended June 30, 2013, revenues rose 11% to $36.0 million from $32.4 million for the first half of 2012.  Auto lead revenues increased 14% for the 2013 year-to-date period from the same period last year.  Total retail revenues grew approximately 12%, and total wholesale revenues improved 16% for the first six months of 2013, compared with the first six months of 2012.

Gross profit increased to $13.5 million, or 37.6% of total revenues, for the 2013 year-to-date period, versus $13.2 million, or 40.6% of total revenues, for the same period last year.

Total operating expenses for the first half of 2013 amounted to $13.0 million, or 36.0% of total revenues, versus $12.5 million, or 38.6% of total revenues, for the first six months of last year.

Net income for the 2013 year-to-date period rose to $721,000, or $0.08 per diluted share, based on 9.1 million diluted average weighted shares outstanding.  Net income for the year-ago period was $484,000, or $0.05 per share, based on 9.4 million diluted average weighted shares outstanding.  Per share amounts reflect a 1-for-5 reverse stock split effected on July 11, 2012.

EBITDA for the first six months of 2013 totaled $2.1 million, up from $1.8 million for the first six months of last year.  Cash net income totaled $2.2 million, or $0.24 per diluted share, for the first half of 2013, versus $2.0 million, or $0.21 per diluted share, for the same period last year.

Cash and cash equivalents grew to $15.8 million at June 30, 2013, from $15.3 million at December 31, 2012.  Cash flow provided by operations was $1.3 million for the second quarter of 2013, compared with $2.0 million last year.  Cash flow provided by operations totaled $918,000 for the first six months of 2013, versus $2.9 million for the first six months of 2012.

Business Outlook
Autobytel expects third quarter revenue in the range of $18.3 million to $19.0 million.  The company also said it anticipates generating gross margins of 40% for the second half of 2013.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2013 second quarter financial results.  Interested parties may participate in the live call by dialing (877) 852-2929, passcode 16699262.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel's website.  A telephone replay of the call will also be available through August 8, 2013 by dialing (855) 859-2056, passcode 16699262.  The slides that will be referenced during the call will be available on the company's website at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  The slides will contain disclosures of EBITDA, cash flow, cash net income and cash net income per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides.

Note about Non-GAAP Financial Measures
 Autobytel has disclosed EBITDA, cash net income and cash net income per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2012 and 2013 second quarter and six-month period.  The company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  The company defines cash net income as net income plus depreciation and amortization and non-cash share-based compensation and defines cash net income per diluted share as cash net income divided by weighted average diluted shares outstanding.  The company's management believes that presenting EBITDA, cash net income and cash net income per diluted share provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure.  A table providing a reconciliation of EBITDA, cash net income and cash net income per diluted share to the closest GAAP financial measures is included at the end of this press release.

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer leads and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, www.autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website, network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs.

Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to, comments that with robust demand from both the retail and wholesale channels, the company remains confident in its ability to continue generating improved financial results, regarding the company's expectation that third quarter revenue will be in the range of $18.3 to $19.0 million, and regarding the company's anticipation for generating gross margins of 40% for the second half of 2013, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company's stock.

Contacts:

Investors:
Autobytel Inc.
Curt DeWalt
Chief Financial Officer
949-437-4694
curtisd@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$15,815	$15,296
Accounts receivable (net of allowances for bad debts and customer credits of $444 and $426 at June 30, 2013 and December 31, 2012, respectively)	11,623	10,081
Prepaid expenses and other current assets	787	504
Total current assets	28,225	25,881
Property and equipment, net	1,606	1,593
Intangible assets, net	869	1,539
Goodwill	11,677	11,677
Other assets	120	77
Total assets	$42,497	$40,767

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,741	$3,837
Accrued expenses and other current liabilities	3,104	5,377
Deferred revenues	-	168
Total current liabilities	9,845	9,382
Convertible note payable	5,000	5,000
Other non-current liabilities	731	620
Total liabilities	15,576	15,002

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 8,875,138 and 8,855,400 shares issued and outstanding, as of June 30, 2013 and December 31, 2012, respectively	9	9
Additional paid-in capital	306,687	306,252
Accumulated deficit	(279,775)	(280,496)
Total stockholders' equity	26,921	25,765
Total liabilities and stockholders' equity	$42,497	$40,767

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2013	2012	2013	2012

Revenues:
Lead fees	$16,843	$14,760	$34,360	$30,554
Advertising	895	927	1,611	1,786
Other revenues	33	44	61	96
Total revenues	17,771	15,731	36,032	32,436
Cost of revenues (excludes depreciation of $23 and $32 for the three months ended June 30, 2013 and 2012, respectively, and $51 and $64 for the six months ended June 30, 2013 and 2012, respectively)	10,815	9,396	22,485	19,265
Gross profit	6,956	6,335	13,547	13,171

Operating expenses:
Sales and marketing	2,136	2,268	4,376	4,613
Technology support	1,767	1,619	3,473	3,447
General and administrative	2,146	1,773	4,435	3,788
Depreciation and amortization	409	401	833	803
Litigation settlements	(67)	(67)	(138)	(137)
Total operating expenses	6,391	5,994	12,979	12,514
Operating income	565	341	568	657
Interest and other income (expense), net	(96)	(3)	307	(4)
Income tax provision	83	107	154	169
Net income and comprehensive income	$386	$231	$721	$484

Basic income per common share	$0.04	$0.03	$0.08	$0.05
Diluted income per common share	$0.04	$0.02	$0.08	$0.05

Shares used in computing earnings per common share (in thousands):
Basic	8,865	9,060	8,861	9,140
Diluted	9,133	9,276	9,104	9,387

AUTOBYTEL INC.
RECONCILIATION OF CASH NET INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2013	2012	2013	2012

Net income	$386	$231	$721	$484

Depreciation and amortization	523	511	1,061	1,020

Share-based compensation	188	218	374	499

Cash net income	$1,097	$960	$2,156	$2,003

Cash net income per diluted share	$0.12	$0.10	$0.24	$0.21

Shares used in calculating
cash net income per diluted share	9,133	9,276	9,104	9,387

AUTOBYTEL INC.
RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2013	2012	2013	2012

Net income	$386	$231	$721	$484

Net interest	73	73	146	146

Income taxes	83	107	154	169

Depreciation and amortization	523	511	1,061	1,020

Earnings before interest, taxes,
depreciation and amortization	$1,065	$922	$2,082	$1,819